Exhibit 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Jason Bixby	8540 Gander Creek Drive
937-242-9093	937-242-9144	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE FOURTH QUARTER SALES UP 26 PERCENT

MIAMISBURG, Ohio. – March 25, 2008 – NewPage Corporation (NewPage) today announced its financial results of operations for the fourth quarter and the full year 2007. Net sales were $652 million in the fourth quarter of 2007 compared to $519 million in the fourth quarter of 2006, an increase of 25.6%. For the full year 2007, net sales were $2,168 million compared to $2,038 million for 2006, an increase of 6.4%. Net loss was $4 million in the fourth quarter of 2007 compared to a net loss of $20 million in the fourth quarter of 2006. For the full year 2007, there was a net loss of $8 million compared to a net loss of $32 million in 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $93 million for the fourth quarter of 2007 compared to EBITDA of $56 million for the fourth quarter of 2006. For the full year, EBITDA was $284 million in 2007 and $262 million in 2006.

The company’s financial statements include the results of Stora Enso North America Inc. (SENA) since December 21, 2007, when NewPage completed the acquisition of SENA from Stora Enso Oyj (SEO) for cash of $1.5 billion and $200 million of notes issued to SEO by NewPage Group Inc., the indirect parent of NewPage. In addition, SEO received a 19.9% equity interest in NewPage Group Inc.

“Fourth quarter 2007 volume improved significantly compared to the fourth quarter of 2006 and, in fact, it was the highest volume quarter on record for NewPage,” said Mark A. Suwyn, chairman of the board and chief executive officer. “For the year 2007, coated paper volumes increased primarily as a result of growth in the second half as some competitive capacity was shut down. Selling prices began to improve in the fourth quarter as a result of the tighter market for coated paper.”

The following schedule details key performance and cost metrics for the fourth quarter and total year:

	Fourth Quarter		Total Year
	2007	2006	2007	2006
Volume - 000’s tons	659	526	2,261	2,116
Price per ton	$906	$887	$886	$893
Market downtime - 000’s tons	0	0	27	0
Gross margin	16.0%	8.3%	12.6%	10.5%
Maintenance expense - $ million	45	39	169	168
SG&A expense - $ million	48	31	124	112

“From an operations perspective, we had another outstanding year in terms of productivity. However, these benefits were partially offset by the impact of fuel and raw material inflation as oil prices rose to nearly $100 dollars per barrel in the fourth quarter,” said Richard D. Willett, Jr., president and chief operating officer. “We anticipate continued cost inflation during the first half of 2008. In conjunction with our annual maintenance shutdowns, we incurred costs of approximately $30 million in 2007 and approximately $20 million in 2006 that were primarily comprised of unabsorbed fixed costs from lower production volumes and incremental costs for purchased materials and energy that would otherwise have been produced as part of normal operations of our mills. The increases in SG&A expenses were primarily driven by costs for equity compensation, severance and legal services.”

Interest expense for the fourth quarter was $57 million in 2007 compared to $35 million in 2006. The increase in the quarter to quarter comparison resulted from the write-off of $17 million of financing costs in 2007 as a result of the debt refinancing in connection with the acquisition of SENA. For the full year, interest expense in 2007 was $154 million compared to $146 million in 2006. The year over year increase was from the $17 million write-off, partially offset by lower average debt balances outstanding and a lower interest rate on the term loan, prior to the debt refinancing in December 2007.

For the full year, EBITDA was $284 million for 2007 and $262 million for 2006. The company also recorded the following items during 2007 and 2006.

•	2007: $14 million of non-cash equity compensation and $5 million of costs related to severance and integration resulting from the SENA acquisition.

•

2006: $65 million gain on the sale of the hydroelectric generating facilities; $47 million non-cash losses on the basket option contract; $11 million of non-cash equity award expense; $8 million of expenses for transition costs; and $19 million of non-cash charges and loss on the sale of the carbonless paper business included in the loss from discontinued operations.

“It’s important to note for the year that prior to the acquisition, we were able to generate strong cash flow that allowed us to reduce our senior secured debt by $74 million,” added Suwyn. “Overall, we generated cash flows from operating activities of $278 million, a substantial increase from the $180 million we generated in 2006 and we increased cash on hand by $99 million.” There were no outstanding borrowings under the revolving senior secured credit facility as of December 31, 2007. Based on availability under the borrowing base as of that date, there was $380 million of additional borrowing availability under the revolving senior secured credit facility as of December 31, 2007.

“We expect operating rates in the coated paper markets to remain relatively high in the first half of 2008, the result of capacity closures, along with some growth in advertising spending. Longer term, the strength of the U.S. economy and the role of imports remains uncertain. While the weak dollar is slowing import growth, the economy’s impact on advertising is uncertain,” commented Suwyn.

As previously mentioned, NewPage completed the acquisition of SENA on December 21, 2007, and on January 16, 2008, the company announced key steps being taken to integrate the two operations, including the permanent shutdown of paper machines in Rumford, Maine and Kimberly, Wisconsin; a converting facility in Chillicothe, Ohio, and a paper mill in Niagara, Wisconsin. “We remain on track to meet our long-term goal of $265 million in annual synergies that were announced as part of the acquisition and integration communications. We believe that these restructuring decisions will create the platform essential to become one company, remain competitive in the marketplace, serve our customers more efficiently, and achieve our vision of becoming the best printing paper company in North America,” commented Willett.

Conference Call

The NewPage Fourth Quarter and Year-End 2007 Conference Call and Webcast is scheduled for today, March 25, 2008, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 800-230-1096 (toll-free domestic) or (612) 332-0637 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code 912677. The replay will be available starting at 2:30 p.m. (ET) on March 25, 2008, and will remain available until noon (ET) on April 29, 2008.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest printing paper manufacturer in North America, based on production capacity, with $4.5 billion in pro forma net sales for the year ended December 31, 2007. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Nova Scotia, and Wisconsin. These mills have a total annual production capacity of approximately 5.5 million tons of paper, including approximately 4.3 million tons of coated paper, approximately 920,000 tons of uncoated paper and approximately 300,000 tons of specialty paper, as well as approximately 3.2 million tons of pulp.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our ability to realize the anticipated benefits of the acquisition of SENA, including anticipated synergies; our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and Canada and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Fourth Quarters Ended December 31, 2007 and 2006

(In millions)

	Fourth Quarter Ended December 31, 2007	Fourth Quarter Ended December 31, 2006
Net sales	$652	$519

Cost of sales	548	476
Selling, general and administrative expenses	48	31
Interest expense	57	35
Other (income) expense, net	(1)	(1)

Income (loss) from continuing operations before income taxes (benefit)	—	(22)
Income tax expense (benefit)	4	(4)

Income (loss) from continuing operations	(4)	(18)
Income (loss) from discontinued operations	—	(2)

Net income (loss)	$(4)	$(20)

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Years Ended December 31, 2007 and 2006

(In millions)

	Year Ended December 31, 2007	Year Ended December 31, 2006
Net sales	$2,168	$2,038

Cost of sales	1,895	1,825
Selling, general and administrative expenses	124	112
Interest expense	154	146
Other (income) expense, net	(1)	(25)

Income (loss) from continuing operations before income taxes (benefit)	(4)	(20)
Income tax expense (benefit)	4	(4)

Income (loss) from continuing operations	(8)	(16)
Income (loss) from discontinued operations	—	(16)

Net income (loss)	$(8)	$(32)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

December 31, 2007 and 2006

(In millions)

	December 31, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$143	$44
Accounts receivable, net	351	149
Inventories	584	317
Other current assets	43	27

Total current assets	1,121	537

Property, plant and equipment, net	3,564	1,309
Intangibles and other assets	198	135

TOTAL ASSETS	$4,883	$1,981

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$338	$134
Accrued expenses	290	120
Current maturities of long-term debt	16	5

Total current liabilities	644	259

Long-term debt	2,909	1,289
Other long-term obligations	351	42
Deferred income taxes	293	22
Commitments and contingencies
Minority interest	31	38

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	729	400
Accumulated deficit	(97)	(89)
Accumulated other comprehensive income	23	20

Total stockholder’s equity	655	331

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$4,883	$1,981

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

Years Ended December 31, 2007 and 2006

(In millions)

	Year Ended December 31, 2007	Year Ended December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(8)	$(32)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	—	16
Depreciation and amortization	134	152
Non-cash interest expense	26	10
(Gain) loss on sale of assets	3	(63)
Unrealized (gain) loss on option contracts	—	48
Deferred income taxes	4	(4)
LIFO effect	1	(2)
Equity award expense	14	11
Changes in operating assets and liabilities	104	55
Net cash flows of discontinued operations	—	(11)

Net cash provided by (used in) operating activities	278	180

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	(1,486)	—
Capital expenditures	(102)	(88)
Proceeds from sale of assets	—	229
Net cash flows of discontinued operations	—	(1)

Net cash provided by (used in) investing activities	(1,588)	140

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	2,008	—
Payment of financing costs	(62)	(1)
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(8)	(6)
Loans to parents	(5)	(10)
Payments on long-term debt	(524)	(224)
Net borrowings (payments) on revolving credit facility	—	(46)

Net cash provided by (used in) financing activities	1,409	(287)

Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration Company, L.P.	—	10

Net increase (decrease) in cash and cash equivalents	99	43
Cash and cash equivalents at beginning of period	44	1

Cash and cash equivalents at end of period	$143	$44

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

Years Ended December 31, 2007 and 2006

(In millions)

	Fourth Quarter Ended December 31, 2007	Fourth Quarter Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2006
Net income (loss)	$(4)	$(20)	$(8)	$(32)
Plus:
Interest expense	57	35	154	146
Income tax expense (benefit)	4	(4)	4	(4)
Depreciation and amortization	36	45	134	152

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$93	$56	$284	$262

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.